SUPERIOR DRILLING PRODUCTS, INC.

AWARD OF RESTRICTED STOCK

In this Award, Superior Drilling Products, Inc. (the “Company”) grants to [[FIRSTNAME]] [[LASTNAME]] (the “Participant”), Restricted Stock under the Superior Drilling Products, Inc. 2015 Long Term Incentive Plan (“Plan”). This Award of Restricted Stock is governed by the terms of this Award document and the Plan. All capitalized terms not defined in this Award shall have the meaning of such terms as provided in the Plan.

1.	The “Date of Grant” is [[GRANTDATE]].

2.	The total number of shares of Restricted Stock granted is [[SHARESGRANTED]].

3.	The Vesting Dates for the Restricted Stock granted in this Award are as follows:

Subject to item 4 below, Participant shall not become vested in any of the Restricted Stock granted unless he or she is continuously providing Services to the Company or an Affiliate from the Date of Grant through the applicable Vesting Date, and Participant may not sell, assign, transfer, exchange, pledge, encumber, gift, devise, hypothecate or otherwise dispose of any Restricted Stock until such Restricted Stock become Vested as provided herein. The transfer restrictions and substantial risk of forfeiture imposed in the foregoing sentence shall lapse on the following applicable dates (each a “Vesting Date”): as to 33.3% of the Restricted Stock on the first anniversary of the Grant Date, 33.3% of the Restricted Stock on the second anniversary of the Date of Grant, and 33.4% on the third anniversary of the Date of Grant. The Restricted Stock as to which such restrictions so lapse are referred to as “Vested.”

4. Termination of Employment/Engagement. Voluntary or involuntary termination of the Participant as an Employee/Consultant of the Company and its Affiliates shall affect Participants rights under the Restricted Stock Award as follows:

(a) Termination for Cause or Breach of Noncompetition or Confidentiality Agreement. The non-vested portions of the Award shall expire on 12:01 a.m. (CST) on the date of termination of employment/engagement or the date of the breach, as applicable.

(b) Death or Disability. If Participants employment/engagement is terminated by death or Disability (as determined by the Committee at the time of such termination as a member of the Company’s Board of Directors), then the unvested portion of any Award shall be forfeited and terminated.

(c) Other Involuntary Termination. If Participant’s employment with the Company and its Affiliates is terminated by the Company for any reason other than for Cause, death or Disability, then (i) the non-vested portion of the Award shall immediately expire on the date of termination.

(d) Other Voluntary Termination. If Participant’s employment with the Company and its Affiliates is terminated by the Participant for any reason other than for death or Disability, then the non-vested portion of the Award shall immediately expire on the date of termination.

(e) Change in Control. Notwithstanding the vesting provisions in this Agreement, in the event of a “Change in Control” of the Company, vesting of the Award shall be accelerated and the entire Award shall automatically become 100% vested as of the day of the Change in Control date and the Award shall otherwise be affected as provided in the Plan.

5. Other Terms and Conditions:

(f) No Fractional Shares. All provisions of this Award concern whole shares of Stock. If the application of any provision hereunder would yield a fractional share, such fractional share shall be rounded down to the next whole share.

(g) Not an Employment or Service Agreement. This Award is not an employment agreement, and this Award shall not be, and no provision of this Award shall be construed or interpreted to create any right of Participant to continue employment with or provide Services to the Company or any of its Affiliates.

(h) Independent Tax Advice and Acknowledgments. Participant has been advised and Participant hereby acknowledges that he or she has been advised to obtain independent legal and tax advice regarding this Award, the grant of the Restricted Stock and the disposition of such shares, including, without limitation, the election available under Section 83(b) of the Internal Revenue Code. Participant acknowledges receipt of a copy of the Plan and represents that he or she is familiar with the terms and provisions thereof, and hereby accepts this Award subject to all the terms and provisions of the Plan and this Award.

(i) Notices. All notices under this Award shall be delivered electronically to the parties at their respective email addresses or set forth through their use of the provided Certent/Maxim portal account. Notices shall be effective upon receipt.

(j) No Guarantee of Tax Consequences, Legal Consult. The Company and the Committee make no commitment or guarantee that any federal or state tax treatment will apply or be available to any person eligible for benefits under this Award.

(k) Severability. In the event that any provision of this Award shall be held illegal, invalid, or unenforceable for any reason, such provision shall be fully severable, but shall not affect the remaining provisions of the Award, and the Award shall be construed and enforced as if the illegal, invalid, or unenforceable provision had not been included herein.

(l) Supersedes Prior Agreements. This Award shall supersede and replace all prior agreements and understandings, oral or written, between the Company and the Participant regarding the grant of the Restricted Stock covered by this Award.

(m) Counterparts. This Award may be executed in multiple original counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

The Restricted Stock granted hereunder will be subject to all applicable federal, state and local taxes domestic and foreign taxes and withholdings required by law. The Participant hereby agrees to accept as binding, conclusive, and final all decisions or interpretations of the Committee or the Board, as appropriate, upon any questions arising under the Plan or this Award.

PARTICIPANT:

Signature:	[[SIGNATURE]]
Date:

SUPERIOR DRILLING PRODUCTS, INC

By:	Annette Meier
Title:	Chief Operating Officer
Signature:	On File

Date:	[[SIGNATURE_DATE]]